Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 23, 2006, except for Notes 15 and 16, as to which the date is December 22, 2006, in the Registration Statement on Form S-4 and related Prospectus of Sensata Technologies B.V. for the registration of $450,000,000 8% Senior Notes due 2014 and €245,000,000 9% Senior Subordinated Notes due 2016.

/s/ Ernst & Young LLP

Dallas, Texas

December 22, 2006